Exhibit 99.1

Dollar Financial Corp. Subsidiary Prices Add-on Offering of $30 Million Principal Amount of Senior Notes


BERWYN, Pa.--(BUSINESS WIRE)--June 21, 2005--Dollar Financial Corp. (NASDAQ:DLLR) today announced that the Company's wholly-owned subsidiary, Dollar Financial Group, Inc., has priced an add-on offering of $30.0 million principal amount of 9.75% senior notes due 2011. The senior notes were priced at 102.5% of their face amount with an indicative yield of 9.04%.

The additional senior notes will be issued under the same indenture that governs the $220.0 and $20.0 million principal amount of 9.75% senior notes issued by Dollar Financial Group, Inc. on November 13, 2003 and May 6, 2004, respectively. Collectively, they will constitute a single class of senior notes under the indenture with the already-outstanding senior notes. In connection with the offering, Dollar Financial Group, Inc. has agreed to file an exchange offer registration statement under the Securities Act in order to exchange the unregistered senior notes for substantially identical registered senior notes. Until the consummation of such exchange, the additional senior notes will not trade freely with the 9.75% senior notes due 2011 issued by Dollar Financial Group, Inc. on November 13, 2003 and May 6, 2004, which have been publicly registered.

Dollar Financial Group, Inc. intends to use the net proceeds to repay all of its outstanding indebtedness under its domestic revolving credit facility. Any amounts remaining will be used for general working capital purposes. Closing of the offering is expected to occur on June 23, 2005.

The senior notes have not been registered under the Securities Act or any state securities laws. Thus, the senior notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy the senior notes. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Cautionary Statement Regarding Forward-Looking Statements:

This news  release  includes  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release are set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement.

CONTACT: Dollar Financial Corp.
by
Financial Dynamics
Mark McCall, 212-850-5641

SOURCE: Dollar Financial Corp.